Exhibit 5.1

September 3, 2013

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Ladies and Gentlemen:

I am General Counsel, Secretary, Chief Administrative Officer and Senior Vice President of Eastman Kodak Company, a New Jersey corporation (“Kodak”).

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed today by Kodak with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 4,792,480 shares of common stock of Kodak, par value $0.01 per share, (the “Shares”) to be granted to participants under, or issued upon the exercise of options and stock appreciation rights, or issued in connection with other awards granted under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and other documents and instruments, and such questions of law, as I have considered necessary or desirable for the purpose of this opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than Kodak, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of Kodak and others.

Based on the foregoing, I am of the opinion that the Shares will, when the Registration Statement has become effective and the Shares have been issued and delivered as contemplated in the Plan, be legally issued, fully paid, and non-assessable.

This opinion is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I consent to the filing of this opinion as an exhibit to the Registration

Statement. I also consent to the reference to me in Item 5, Interests of Named Experts and Counsel, of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

Patrick M. Sheller

/s/ Patrick M. Sheller
Patrick M. Sheller

General Counsel, Secretary, Chief Administrative Officer and Senior Vice President